As filed with the Securities and Exchange Commission on December 4, 1998.

                                           Registration No. 333-
-------------------------------------------------------------------------------

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                          SIERRA HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                                     NEVADA
         (State or other jurisdiction of incorporation or organization)


                                   88-0200415
                      (I.R.S. Employer Identification No.)


                             2724 North Tenaya Way
                             Las Vegas, Nevada 89128
          (Address, including zip code, of Principal Executive Offices)


                          SIERRA HEALTH SERVICES, INC.
               STOCK PURCHASE PLAN FOR SERVICE PROVIDER EMPLOYEES
                            1998 STOCK INCENTIVE PLAN
                        1995 LONG-TERM INCENTIVE PLAN, AS
                              AMENDED AND RESTATED
                            (Full title of the plans)


                           Frank E. Collins, Esquire
                                 General Counsel
                          Sierra Health Services, Inc.
                              2724 North Tenaya Way
                             Las Vegas, Nevada 89128
                                 (702) 242-7000
 (Name, address and telephone number, including area code, of agent for service)

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



                         Calculation of Registration Fee

                                                                      Proposed            Proposed
                                                                       maximum             maximum
   Title of                                                           offering            aggregate        Amount of
securities to be                                   Amount to          price per           offering       registration
 registered(1)                                 be registered (1)        Share               price             fee
------------------------------                 -----------------      ---------          -----------      -------

Common Stock, $0.005                              625,569 shares     $     (2)        $   (2)             $    (2)
    par value
Common Stock, $0.005                            1,035,300 shares     $     (3)        $   (3)             $    (3)
    par value
Common Stock, $0.005                              174,131 shares     $     (4)        $   (4)             $    (4)
    par value
Common Stock, $0.005                               15,000 shares     $ 23.00(5)       $345,000.00         $  101.78  (6)
    par value




(1) This registration statement (the "Registration Statement") registers the offer and sale of up to 1,850,000 shares of Common Stock of Sierra Health Services, Inc., a Nevada corporation (the "Company"), which may be offered and sold from time to time pursuant to the Company's plans, as follows:
                  100,000 shares under the Stock Purchase Plan for Service Provider Employees; 400,000 shares under the 1998 Stock Incentive Plan; and 1,350,000 shares under the 1995 Long-Term Incentive Plan, as amended and restated. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of each Plan. Attached to the Common Stock are certain rights to purchase Series A Junior Participating Preferred Stock upon the occurrence of specified events.

                  (2)These 625,569 shares were originally registered on July 3, 1991 in connection with the Company's Capital Accumulation Plan pursuant to a Registration Statement on Form S-8, (File No. 33-41542) (as adjusted in accordance with Rule 416(a)). The registration fee paid at that time for such shares was $1,133.84. Pursuant to Instruction E to Form S-8, as interpreted by the Commission staff, the Company is transferring the 625,569 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering the 625,569 shares.

                  (3)These 1,035,300 shares were originally registered on August 22, 1991 in connection with the Company's Profit Sharing/401(k) Plan and Trust pursuant to a Registration Statement on Form S-3, (File No. 33-42222) (as adjusted in accordance with Rule 416(a)). The registration fee paid at that time for such shares was $1,334.76. Pursuant to Rule 429(b) and Instruction E to Form S-8, the Company is transferring the 1,035,300 shares from that prior registration statement.

                  (4)These 174,131 shares were originally registered on July 3, 1991 in connection with the Company's 1986 Stock Option Plan pursuant to a Registration Statement on Form S-8, (File No. 33-41543) (as adjusted in accordance with Rule 416(a)). The registration fee paid at that time for such shares was $315.61. Pursuant to Instruction E to Form S-8, as interpreted by the Commission staff, the Company is transferring the 174,131 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering the 174,131 shares.

(5) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on December 2, 1998, as reported on the composite tape for New York Stock Exchange-listed securities.

     (6) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $295 per $1 million of proposed maximum aggregate offering price.

-------------------------------------------------------------------------------

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



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.

                  Omitted as permitted pursuant to Rule 428 and Form S-8.


Item 2.           Registrant Information.

                  Omitted as permitted pursuant to Rule 428 and Form S-8.

                                     PART II

                      INFORMATION REQUIRED IN REGISTRATION
                    STATEMENT AND NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Documents by Reference

         The following documents of the Company, filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

                  (a) The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (b) The Company's Quarterly Reports on Form 10-Q for the Company's fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, filed pursuant to Section 13(a) of the Exchange Act.

                  (c) The Company's Current Reports on Form 8-K filed with the Commission on March 19, 1998, May 15, 1998, June 23, 1998, and November 12, 1998 pursuant to Section 13(a) of the Exchange Act.

                  (d) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on March 31, 1994, and effective on April 14, 1994, including any other amendment or report filed for the purpose of updating such description.

                  (e) The description of certain rights attaching to the Company's Common Stock to purchase Series A Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on July 1, 1994, including any other amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated in this Registration Statement by reference modifies or supersedes such statement. Any statement so modified shall not be deemed in its unmodified form, and any statement so superseded shall not be deemed, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.


Item 5.  Interests of Named Experts and Counsel

         Not applicable.


Item 6.  Indemnification of Directors and Officers

         Section 78.751 of the Nevada  Domestic and Foreign  Corporation Law and
Article VII of the Company's By-Laws provide for the indemnification under certain conditions of directors, officers, employees and agents acting in their official capacities. The Company has not entered into separate indemnification agreements with any of its officers or directors.

         The Company has purchased directors' and officers' liability insurance insuring the Company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.


Item 7.  Exemption from Registration

         Not applicable.

Item 8.    Exhibits

Exhibit                    Description

     4.1 Articles of Incorporation, together with amendments thereto to date, incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

     4.2 Certificate of Division of Shares into Smaller Denominations of the registrant, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

     4.3 Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     4.4 Rights Agreement, dated as of June 14, 1994 between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit
3.4 to the Company's Registration Statement on Form S-3 effective October 11, 1994 (Reg. No. 33-83664).

     5 Opinion of Steven C. Root, Esq., with respect to the legality of securities being registered.

15                         Not applicable.

23.1                       Consent of Deloitte & Touche LLP.

23.2                       Consent of Deloitte & Touche LLP.

     23.3 Consent of Steven C. Root, Esq. (included in Exhibit 5).

     24 Powers of Attorney (included on the signature pages of this Registration Statement).

25                         Not applicable.

27                         Not applicable.

28                         Not applicable.

99                         Not applicable.

Item 9.                    Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events
                  arising  after  the  effective   date  of  this   Registration
                  Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)[(h)] Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on November 11, 1998.

                                                 SIERRA HEALTH SERVICES, INC.


                                                 By:  Anthony M. Marlon, M.D.
                                                 Anthony M. Marlon, M.D.
                                                 Chairman of the Board and
                                                 Chief Executive Officer


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Marlon, M.D. and Erin MacDonald and each of them as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

 /s/ Anthony M. Marlon, M.D.     Chairman of the Board,        November 11, 1998
Anthony M. Marlon, M.D.          Chief Executive Officer,
                                 and Director (principal executive officer)

   /s/ Erin E. MacDonald         President and Director        November 11, 1998
Erin E. MacDonald

   /s/ Paul H. Palmer          Acting Chief Financial Officer  November 11, 1998
-----------------------------
Paul H. Palmer                   (principal financial officer
                                 and accounting officer)

   /s/ Thomas Y. Hartley         Director                      November 11, 1998
-----------------------------
Thomas Y. Hartley

   /s/ William J. Raggio          Director                     November 11, 1998
-----------------------------
William J. Raggio

   /s/ Charles L. Ruthe           Director                     November 11, 1998
-----------------------------
Charles L. Ruthe

                                  EXHIBIT INDEX


Exhibit  Description                                                Sequentially
                                                                   Numbered Page
4.1 Articles of Incorporation, together with amendments thereto to date, incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

4.2 Certificate of Division of Shares into Smaller Denominations of the registrant, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.
4.3 Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

4.4 Rights Agreement, dated as of June 14, 1994 between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-3 effective October 11, 1994 (Reg. No. 33-83664).

5 Opinion of Steven C. Root, Esq., with respect to the legality of securities being registered.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Deloitte & Touche LLP.

23.3     Consent of Steven C. Root, Esq. (included in Exhibit 5).

24 Powers of Attorney (included on the signature pages of this Registration Statement).

                                                                       Exhibit 5
                          Law Offices of Steven C. Root
                              29 Job Seamans Acres
                         New London, New Hampshire 03257

                                December 4, 1998

Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128

     Re: Registration Statement on Form S-8 Relating to the Sierra Health Services, Inc. Stock Purchase Plan for Service Provider Employees, the Sierra Health Services 1998 Stock Incentive Plan, and the Sierra Health Services, Inc. 1995 Long-Term Incentive Plan, as Amended and Restated

Ladies and Gentlemen:

I have acted as counsel to Sierra Health Services, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,850,000 shares of the Company's common stock (the "Registered Shares"), $.005 par value per share (the "Common Stock"), to be offered and sold under the Company's Stock Purchase Plan for Service Provider Employees, 1998 Stock Incentive Plan, and 1995 Long-Term Incentive Plan, as amended and restated (together, the "Plans").

In connection with this opinion, I have examined the Registration Statement, the Articles of Incorporation and amendments thereto, the Amended and Restated By-Laws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the Plans, and such other records as I have deemed relevant. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. In addition, I have made such other examinations of law and fact as I have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

In my opinion, the Registered Shares that may be originally issued by the Company in connection with the Plans, when and to the extent issued in accordance with the terms of the Plans and the resolutions authorizing the Plans for a price per share not less than the par value thereof, will be validly issued, fully paid, and non-assessable shares of Common Stock.

The opinion set forth above is limited to the Nevada Domestic and Foreign Corporation Law, as amended. I render this opinion as a member of the Bar of the State of New Hampshire.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                              Very truly yours,

                                                              /s/ Steven C. Root
                                                              Steven C. Root

                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sierra Health Services, Inc.:


We consent to the incorporation by reference in this Registration Statement of Sierra Health Services, Inc. (the "Company") on Form S-8 of our report dated February 16, 1998, appearing in the Annual Report on Form 10-K of Sierra Health Services, Inc. for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP

Las Vegas, Nevada
November 23, 1998

                                                                   Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sierra Health Services, Inc.:


We consent to the incorporation by reference in this Registration Statement of Sierra Health Services, Inc. (the "Company") on Form S-8 of our report dated March 5, 1998, related to the financial statements of Kaiser Foundation Health Plan of Texas for the year ended December 31, 1997, appearing in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 1998.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 23, 1998